EXHIBIT 10.2
                    SECOND AMENDMENT TO LEASE

   This Second Amendment to Lease ("Second Amendment"), dated as of February 28,1993, is entered into by and between KOSTI and MARIAN
SHIRVANIAN, husband and wife ("Lessor") and WESTERN WASTE
INDUSTRIES, a California corporation, formerly known as "Western
Refuse Hauling, Inc."(Tenant").

                              Recitals

   A. Lessor and Tenant entered into that certain Twenty-Five Year Lease (the "Lease"), dated May 1, 1968, pursuant to which Lessor leased to Tenant those premises in the County of Los Angeles, State of California, described as: "Approximately two and one-half acres known as 401 W. Francisco, together with approximately one acre immediately adjacent to said property abutting on Main Street."
The capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Lease,

    B.  The Lease was amended on March 24, 1983 (the "First
Amendment") to, among other things, increase the rental and to provide for future rent adjustments.

    C. Lessor and Tenant now desire to amend the Lease as hereinafter provided.


                              Amendment

   NOW, THEREFORE, Lessor and Tenant agree as follows:

   1. Expiration Date. The first full paragraph on page 2 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:


     "TO HAVE AND TO HOLD said premises, together with the tenements, hereditaments, appurtenances and easements thereunto belonging, at the rental and upon the terms, conditions, covenants and agreements herein stated, for a term commencing on the 1st day of June 1968, and ending on the 28th day of February 1995, hereinafter called 'said term'."


  2. Monthly Base Rent. Lessor and Tenant agree that the monthly basic guaranteed rent, as that term is defined in the First
Amendment, is as of the date of this Amendment, the sum of $14,457.

  3.  No Other Modification . Except as modified by this Second
Amendment, the Lease, as amended, remains in full force and effect.

  4.  Miscellaneous.  This Second Amendment shall bind, and shall
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inure to the benefit of, the successors and assigns of the parties.
This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof. No provision of this Second Amendment that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. Time is of the essence of this Second Amendment. This Second Amendment shall be governed by the laws of the State of California.

   IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed as of the date first written above.

                               "LESSOR"

                               KOSTI SHIRVANIAN
                               Kosti Shirvanian

                               MARIAN SHIRVANIAN
                               Marian Shirvanian

                              "TENANT"

                               WESTERN WASTE INDUSTRIES


                               By: SAVEY TUFENKIAN

                               EXECUTIVE VICE PRESIDENT
                                                Title